EXHIBIT 21

CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" in the Registration Statements (Forms S-3 No. 33-78296, 33-84554, and 33-11765) and related Prospectus of Hydron Technologies, Inc. of our report dated March 5, 1999, with respect to the consolidated financial statements of Hydron Technologies, Inc. as of December 31, 1998 and 1997 and for each of the two years in the period then ended, included in its Annual Report on Form 10-K for the year ended December 31, 1999.


/S/ ERNST & YOUNG LLP


West Palm Beach, Florida
August 22, 2000